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                                                                    Exhibit 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE
---------------------

               NEOSE AMENDS SHAREHOLDER RIGHTS PLAN TO PERMIT KOPP
            INVESTMENT ADVISORS TO INCREASE OWNERSHIP POSITION TO 20%

Horsham, PA, November 14, 2000 -- Neose Technologies, Inc. (Nasdaq NM: NTEC) announced today that, upon request of its largest shareholder, Kopp Investment Advisors, and affiliated holders ("Kopp"), Neose has amended its Shareholder Rights Plan to permit Kopp to acquire additional Neose common shares in the open market in order to increase Kopp's ownership position up to 20%. Kopp currently holds approximately 14.7% of Neose's common shares, and otherwise would have been limited to 15% under the Rights Plan.

Stephen Roth, Neose's Chairman and Chief Executive Officer, said "Neose is pleased that Kopp Investment Advisors wants to acquire a larger ownership position in the company. Kopp understands our growth strategy, and has been very supportive of our plans. We believe that Kopp is an ideal long term stockholder for Neose."

Neose is a leading developer of proprietary technologies for the synthesis and manufacture of complex carbohydrates. The Company's proprietary enzymatic glycosylation technology platform enables the rapid and cost-effective synthesis of a wide range of complex carbohydrates in commercial quantities. Neose's GlycoAdvance(TM) technologies enable the completion and correction of glycosylation in recombinant glycoprotein discovery, development and manufacture. The Company uses its broad, enabling technology to produce complex carbohydrates for pharmaceutical, biotechnology, nutritional and consumer product applications.

Kopp Investment Advisors is an independent money management firm based in Minneapolis, Minnesota. The firm was founded on two key principles: superior investment performance and quality client service. Kopp manages over $5 billion in numerous private accounts and an emerging-growth mutual fund. The firm may be reached at 1-800-333-9128 or www.koppinv.com.


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NEOSE TECHNOLOGIES INC.                                                 PAGE 2






CONTACTS:

     Neose Technologies, Inc.                    Adam Friedman Associates LLC
     P. Sherrill Neff                            Adam Friedman
     President and Chief Operating Officer       President
     A. Brian Davis                              (212) 981-2529
     Director, Finance                           E-mail: ntec@adam-friedman.com
     (215) 441-5890
     E-mail: info@neose.com                      The Redstone Group, LLC
                                                 Jason Rubin
                                                 (610) 941-2741

     For more information, please visit www.neose.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a more detailed discussion of these risks and uncertainties, any of which could cause the Company's actual results to differ from those contained in any forward-looking statement, see the "Risk Factors" section of Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999.